Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Crown Castle International Corp. of our report dated February 26, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Crown Castle International Corp.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

March 26, 2018